Exhibit 10.3

November 23, 2020

Leisure Acquisition Corp.

250 West 57th Street, Suite 415

New York, New York 10107

Re: LACQ -- Reduction of Deferred Discount

Ladies and Gentlemen:

This letter references the underwriting agreement (the “Underwriting Agreement”), dated December 1, 2017, among the undersigned, as the underwriters named on Schedule I of the Underwriting Agreement (the “Underwriters”), and Leisure Acquisition Corp., a Delaware corporation (the “Company”), providing for the issuance and sale to the several Underwriters of an aggregate of 20,000,000 units of the Company. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Underwriting Agreement.

The Underwriters agree to forfeit (and irrevocably waive any right to) $250,000 of the Deferred Discount that is to be paid to the Underwriters upon the consummation of a Business Combination and paid out of the proceeds of the Offering held in the Trust Account in accordance with Section 6(hh) of the Underwriting Agreement. As a result of the foregoing forfeiture and waiver, the remaining Deferred Discount equals $6,750,000. Except as modified by this paragraph, the Underwriting Agreement shall otherwise remain in full force and effect.

Sincerely,

MORGAN STANLEY & CO. LLC

By:	/s/ Jon Sierant
Name:	Jon Sierant
Title:	Executive Director

EARLYBIRDCAPITAL, INC.

By:	/s/ Steven Levine
Name:	Steven Levine
Title:	CEO

Acknowledged and accepted by:

LEISURE ACQUISITION CORP.

By:	/s/ George Peng
Name:	George Peng
Title:	Chief Financial Officer